SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 4, 2004

CVS CORPORATION
(Exact Name of Registrant
as Specified in Its Charter)

Delaware	001-01011	050494040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive
Woonsocket, RI		02895
(Address of Principal Executive Offices)		(Zip Code)

(401) 765-1500
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

CVS Corporation and its wholly owned subsidiary, CVS Pharmacy, Inc., have entered into an Asset Purchase Agreement dated as of April 4, 2004 with J.C. Penney, Inc. and certain of its subsidiaries, including Eckerd Corporation, to acquire from Eckerd and other sellers listed in the Asset Purchase Agreement, approximately 1,260 Eckerd drugstores (located mainly in the southern United States, including Texas and Florida) as well as Eckerd’s mail order, specialty pharmacy and pharmacy benefits management businesses.

CVS’ acquisition of the drugstores is structured as an asset purchase, while the acquisition of the pharmacy benefit management business is structured as a stock purchase under the Asset Purchase Agreement. The purchase price under the Asset Purchase Agreement is $2.15 billion, subject to adjustment post-closing based on the change in working capital of the acquired business as of closing.

J.C. Penney simultaneously entered into a Stock Purchase Agreement with The Jean Coutu Group (PJC) Inc. to sell, immediately after the closing of the CVS acquisition, the remaining business of Eckerd (principally drugstores in certain Northern and mid-Atlantic states) to Coutu in a stock transaction. In connection with these transactions, CVS and Coutu entered into a framework agreement relating to the separation of the businesses respectively being acquired from J.C. Penney (and certain assets and liabilities) between CVS and Coutu upon the closing of the transactions. CVS’ acquisition is subject to various customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Act. Furthermore, closing of the CVS acquisition is cross-conditioned on closing of the Coutu acquisition. However, this cross-condition will be deemed satisfied in the event the Coutu acquisition from J.C. Penney does not close as a result of an inability to obtain sufficient financing. We are advised by Coutu that they have a full financing commitment from their lenders.

The foregoing description is qualified in its entirety by reference to the full text of the Asset Purchase Agreement which is attached hereto as Exhibit 10.1. The press release announcing the entering into of the Asset Purchase Agreement is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

	Exhibit No.	Description

	10.1	Asset Purchase Agreement dated as of April 4, 2004 among CVS, CVS Pharmacy, J.C. Penney, Eckerd and other Sellers listed therein.

	99.1	Press Release, dated April 5, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CORPORATION

Date:	April 6, 2004	By:	/s/ Douglas A. Sgarro

			Name:	Douglas A. Sgarro
			Title:	Executive Vice President and Chief Legal
Officer